Exhibit 99.1

FOR IMMEDIATE RELEASE
May 11, 2026

Tandy Leather Factory Reports First Quarter 2026 Results

BENBROOK, TEXAS – May 11, 2026 (GLOBE NEWSWIRE) – Tandy Leather Factory, Inc. (Nasdaq: TLF) today announced the Company’s financial results for the first fiscal quarter of 2026.

Highlights from first quarter 2026:

•	Revenues were $19.7 million, up 3.2% from 2025
•	Generated operating income of $0.4 million versus $0.3 million in 2025
•	Net income of $0.2 million versus $11.6 million in 2025 (from sale of headquarters)
•	Gross margins of 61.0%, up from 56.3% in 2025
•	Operating expenses $11.6 million, up 11.2% from 2025
•	EBITDA from operations of 0.7 million
•	Ended quarter with $10.1 million of cash and cash equivalents

Tandy Leather Factory’s first quarter sales were $19.7 million in 2026, up from $19.0 million in 2025.  First quarter 2026 gross profit was $12.0 million, up from $10.7 million in 2025.  As of March 31, 2026, the Company held $10.1 million of cash and cash equivalents, down from $16.1 million a year earlier; this decrease reflects the payment of a special dividend to stockholders in the first quarter of approximately $6.1 million, ongoing payment of income taxes related to the Company’s sale of its headquarters facilities in 2025, and other expenses relating to the Company moving its headquarters in the third quarter of 2025.  The Company held inventory of $33.7 million, up from $33.2 million as of December 31, 2025.  The Company had basic and diluted net income in the quarter of $0.03 per share, versus $1.36 basic and $1.35 diluted net income per share in the prior year, when the Company completed its headquarters sale.

Johan Hedberg, Chief Executive Officer of the Company, said, “We are happy to have delivered another growth quarter with increases in sales and operating income from the year-ago quarter and with our ability to pay another substantial dividend ($0.75 per share) to our stockholders.  We were also able to increase our gross margins, primarily driven by pricing changes.  Although our operating expenses rose from a year ago, driven by compensation, investments in Operations and technology and occupancy costs (including increased rent for now renting our headquarters facility and Fort Worth flagship store), our increased sales and margins were able to offset that and deliver more profit from operations.”

Investors are encouraged to send their questions to the Company’s investor relations hotline at investorrelations@tandyleather.com.

Quarter ended March 31, 2026
Net income	$0.2
Add back:
Depreciation and amortization	0.3
Interest income	(0.1)
Income tax provision	0.2
Stock-based compensation	0.1
EBITDA	$0.7

Tandy Leather Factory, Inc., (http://www.tandyleather.com), headquartered in Fort Worth, Texas, is a specialty retailer of a broad product line, including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits.  The Company distributes its products through its 100 stores located in 40 US states and six Canadian provinces, including one store located in Spain.  Its common stock trades on the Nasdaq Capital Market under the symbol “TLF”.  To be included on Tandy Leather Factory’s email distribution list, go to: http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.

Contact:  Johan Hedberg, Tandy Leather Factory, Inc.,  (817) 872-3200 or johan.hedberg@tandyleather.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.